Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-207036

January 29, 2018

FedEx Corporation

Final Term Sheet

$500,000,000 3.400% Notes due 2028

$1,000,000,000 4.050% Notes due 2048

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated January 29, 2018 relating to such offering (the “Preliminary Prospectus Supplement”) and the base prospectus dated September 18, 2015 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-207036.

3.400% Notes due 2028

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	$500,000,000 3.400% Notes due 2028

Principal Amount:	$500,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	January 29, 2018

Settlement Date (T+2):	January 31, 2018

Stated Maturity Date:	February 15, 2028

Interest Payment Dates:	Semi-annually on each February 15 and August 15, commencing August 15, 2018

Optional Redemption Provisions:

Make-whole Call:	Prior to November 15, 2027, make-whole call at T+15 basis points

Par Call:	On or after November 15, 2027

Benchmark Treasury:	UST 2.250% due November 15, 2027

Benchmark Treasury Price / Yield:	96-04 / 2.703%

Spread to Benchmark Treasury:	+72 basis points

Reoffer Yield:	3.423%

Coupon:	3.400% per annum

Price to Public:	99.805% of Principal Amount

CUSIP / ISIN:	31428X BP0 / US31428XBP06

Joint Book-Running Managers:	Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mizuho Securities USA Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Academy Securities, Inc.
The Williams Capital Group, L.P.

4.050% Notes due 2048

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	$1,000,000,000 4.050% Notes due 2048

Principal Amount:	$1,000,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	January 29, 2018

Settlement Date (T+2):	January 31, 2018

Stated Maturity Date:	February 15, 2048

Interest Payment Dates:	Semi-annually on each February 15 and August 15, commencing August 15, 2018

Optional Redemption Provisions:

Make-whole Call:	Prior to August 15, 2047, make-whole call at T+20 basis points

Par Call:	On or after August 15, 2047

Benchmark Treasury:	UST 2.750% due August 15, 2047

Benchmark Treasury Price / Yield:	96-00 / 2.954%

Spread to Benchmark Treasury:	+112 basis points

Reoffer Yield:	4.074%

Coupon:	4.050% per annum

Price to Public:	99.584% of Principal Amount

CUSIP / ISIN:	31428X BQ8 / US31428XBQ88

Joint Book-Running Managers:	Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mizuho Securities USA Inc.
Regions Securities LLC

Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Academy Securities, Inc.
The Williams Capital Group, L.P.

*          Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated January 29, 2018 and accompanying Base Prospectus dated September 18, 2015 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, (ii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (iii) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, (iv) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (v) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by e-mailing dg.prospectus_requests@baml.com.

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